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                                                                   Exhibit 10.18


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                             REIMBURSEMENT AGREEMENT

                                     between

                             ANC RENTAL CORPORATION,
                                  as Borrower,

                                       and

                          AUTONATION, INC., as Lender,

                            Dated as of June 30, 2000





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         REIMBURSEMENT AGREEMENT, dated as of June 30, 2000 , between ANC RENTAL
CORPORATION, a Delaware corporation (the "Borrower") and AUTONATION, INC., a Delaware corporation (the "Lender").

                              W I T N E S S E T H:

         WHEREAS, the Lender intends to distribute to its shareholders through a spin-off (the "Spin-Off") 100% of the shares of common stock of the Borrower;

         WHEREAS, after giving effect to the Spin-Off, the Borrower will need credit support to provide for the continuation of existing obligations incurred in respect of the Borrower's rental car business; and

         WHEREAS, the Lender is willing to provide such credit support upon and subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which is hereby conclusively acknowledged, and in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:


                                    SECTION 1
                                   DEFINITIONS

         1.1 DEFINED TERMS. As used in this Agreement, the terms listed in this
Section 1.1 shall have the respective meanings set forth in this Section 1.1.

         "AFFILIATE": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that, for purposes of this Agreement Lender and its Affiliates (after giving effect to the Spin-Off) shall not be deemed Affiliates of the Loan Parties.

         "ACCOMMODATION FEES":  as defined in Section 2.2.

         "ACCOMMODATION OBLIGATION AMOUNT": at any time, an amount equal to the sum in U.S. Dollars (determined with respect to any obligation denominated in any foreign currency, at the U.S. Dollar Equivalent of such obligation), of the aggregate then unpaid amounts (including




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principal and interest) underlying any Lender Accommodation Obligation, whether or not due and payable and whether or not demand upon Lender has been made therefore.

         "AGREEMENT": this Reimbursement Agreement (including all exhibits and schedules attached hereto), as amended, restated, supplemented or otherwise modified, and any agreement substituted therefor, from time to time.

         "ASSET SALE": an Asset Sale as defined under the Interim Facility Loan Agreement.

         "BORROWER": as defined in the preamble hereto.

         "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "CAPITAL LEASE OBLIGATIONS": as defined in the Interim Facility Loan Agreement.

         "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

         "CASH EQUIVALENTS": as defined in the Interim Facility Loan Agreement.

         "CHANGE OF CONTROL": a Change of Control as defined under the Interim Facility Loan Agreement.

         "CLOSING DATE": the date on which the conditions precedent set forth in
Section 4.1 shall have been satisfied, which date shall be not later than July 31, 2000.

         "CODE": the Internal Revenue Code of 1986, as amended from time to time.

         "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

         "CONTINUING OBLIGATIONS: means all obligations of the Borrower and its Subsidiaries, currently existing or entered into in the future, including reimbursement, indemnification and loan obligations under:

         (i) the Credit Agreement, as amended and restated on March 26 1999, among Republic Industries Autovermietung GmbH, Commerzbank AG, Bremen Branch and the other parties thereto ("German Credit Facility");



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         (ii)     the Loan Note Instrument, dated October 15, 1997, by Republic
                  Industries (UK) PLC, with respect to Floating Rate Guaranteed Unsecured Loan Notes 2003 ("EuroDollar Note");

         (iii) the leases, dated as of July 8, 1997, between Value Rent-A-Car, Inc., as tenant, and Mitsubishi Motor Sales of America, Inc., as landlord ("Mitsubishi Property Leases");

         (iv) the Motor Vehicle Lease Agreement, dated as of July 1997, between Mitsubishi Motor Sales of America, Inc., Value Rent-A-Car, Inc., Alamo Rent-A-Car, Inc. National Car Rental System, Inc., Spirit Rent-A-Car, Inc. and Republic Industries, Inc. ("Mitsubishi Fleet Lease");

         (v) the Amended and Restated GM Series 1999-2 Support Reimbursement Agreement of even date herewith, the Amended and Restated Series 1999-2 Letter of Credit Agreement of even date herewith, or any other agreement or instrument, as amended, supplemented or superseded, with respect to the GM Supported Letters of Credit; and

         (vi) any other Indebtedness, liability or obligation of Borrower or its subsidiaries for which there exists a Lender Accommodation Obligation;

each as amended through and as in effect on the date of this Agreement.

         "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

         "DEFAULT": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "DISPOSE": with respect to any Property, to sell, lease, sell and lease back, assign, convey, transfer or otherwise dispose thereof; and the term "Disposed of" shall have correlative meaning.

         "DOLLARS" and "$": lawful currency of the United States.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "EVENT OF DEFAULT": any of the events specified in Section 7, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.



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         "EXTENSIONS OF CREDIT": an amount equal to the sum of (a) the aggregate principal amount of all Loans made by the Lender then outstanding and (b) the Accommodation Obligation Amount then outstanding.

         "FORM 10 REGISTRATION STATEMENT": the Borrower's Registration Statement on Form 10 (Registration No. 1-15421) as filed with the SEC, as amended.

         "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time.

         "GM SUPPORTED LETTERS OF CREDIT": any letters of credit, up to an aggregate face amount of $60,000,000 issued by Deutsche Bank, West LB or other financial institutions for the benefit of The Bank of New York, as Enhancement Agent or as Trustee, or its successors, or any replacements thereof, which are supported in whole or in part by the credit of GM, including that certain $45,000,000 Irrevocable Letter of Credit No. 22703100606WLB, as amended, which is supported by that certain GM Series 1999-2 Support Agreement from GM in favor of West LB dated June 30, 2000.

         "GM": General Motors Corporation and any affiliate thereof.

         "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "GUARANTEE OBLIGATION": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and





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(b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

         "HEDGING OBLIGATIONS": as defined in the Interim Facility Loan
Agreement.

         "INDEBTEDNESS": with respect to any Person at any date, without duplication, and whether or not contingent, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7(c) only, all obligations of such Person in respect of Hedging Obligations.

         "INDEMNIFIED LIABILITIES": as defined in Section 8.5.

         "INDEMNITEE": as defined in Section 8.5.

         "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

         "INTEREST PAYMENT DATE": the last day of each March, June, September and December to occur while any Loan is outstanding, and the Maturity Date.

         "INTERIM FACILITY LOAN AGREEMENT": the Senior Loan Agreement, dated as of May 26, 2000, entered into by the Borrower in connection with the Interim Loan Facility, as the same may be amended, supplemented or otherwise modified from time to time and any Indenture under which Exchange Notes (as defined in such Senior Loan Agreement) are issued.




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         "INTERIM FACILITY LOAN DOCUMENTATION": the Interim Facility Loan
Agreement, together with all instruments and other agreements entered into by the Borrower and certain of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.

         "INTERIM LOAN FACILITY": the $225,000,000 credit facility to be provided to the Borrower pursuant to the Interim Facility Loan Documentation, and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof), including, without limitation, any such refinancing with the issuance of senior notes (which may be sold in a public offering or private placement) or other refinancing, in each case on terms no less favorable to the Loan Parties and the Lender than the terms under the Interim Loan Facility Agreement.

         "INTERIM LOAN INITIAL MATURITY DATE": The earlier of June 30, 2001 or the date the Interim Loan Facility is paid in full.

         "INVESTMENTS": as defined in Section 6.6.

         "LENDER": as defined in the preamble hereto.

         "LENDER ACCOMMODATION OBLIGATIONS": the following obligations, if any, of Lender:

         (i) any direct obligation of, or Guarantee Obligation from Lender in respect of the German Credit Facility (as defined under the definition for "Continuing Obligations");
         (ii) any direct obligation of, or Guarantee Obligation from Lender in respect of the EuroDollar Note (as defined under the definition for "Continuing Obligations");

         (iii) any direct obligation of, or Guarantee Obligation from Lender in respect of the Mitsubishi Property Leases (as defined under the definition for "Continuing Obligations");

         (iv) any direct obligation of, or Guarantee Obligation from Lender in respect of the Mitsubishi Fleet Lease (as defined under the definition for "Continuing Obligations");

         (v) any direct obligation of, or Guarantee Obligation from Lender in respect of the GM Supported Letters of Credit (whether to GM or to Deutsche Bank or to West LB or any other Person); and




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         (vi)     any other direct obligation or liability of, or Guarantee
                  Obligation from, Lender in respect of or related to any other Indebtedness, obligation or liability of Borrower or its subsidiaries;

         "LIEN": as defined in the Interim Facility Loan Agreement.

         "LOAN": any loan made by Lender pursuant to Section 2.3 of this Agreement.

         "LOAN DOCUMENTS": this Agreement and the Notes.

         "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder; or (c) the ability of the Borrower to repay the Obligations or of the Borrower to perform its Obligations under this Agreement or any of the other Loan Documents.

         "MATURITY DATE": as defined in Section 2.3(b).

         "MULTIEMPLOYER PLAN": a Plan that is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

         "NET PROCEEDS": as defined in the Interim Facility Loan Agreement.

         "NON-EXCLUDED TAXES": as defined in Section 2.9(a).

         "NOTE": any promissory note evidencing any Loan.

         "OBLIGATIONS": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Lender Accommodation Obligations, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.




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         "OTHER TAXES": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

         "PERSON": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "PLAN": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "PROPERTY": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

         "REIMBURSEMENT OBLIGATION": the obligation of the Borrower to reimburse the Lender pursuant to Section 2.3 for amounts paid by Lender under any Lender Accommodation Obligation.

         "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         "REPORTABLE EVENT": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .22, .23, .27, .28, .29, .30, .31, .32, .34 or .35 of
PBGC Reg. Sec. 4043.

         "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

         "RESPONSIBLE OFFICER": the chief executive officer, president, chief financial officer, controller, assistant controller or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, controller, assistant controller or treasurer of the Borrower.




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         "RESTRICTED PAYMENTS": as defined in Section 6.5.

         "RESTRICTED SUBSIDIARY": as defined in the Interim Facility Loan Agreement.

         "REVOLVING CREDIT FACILITY": the $175,000,000 credit facility provided to the Borrower pursuant to the Revolving Credit Facility Loan Documentation, and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof).

         "REVOLVING CREDIT FACILITY LOAN AGREEMENT: the Credit Agreement dated as of May 26, 2000 entered into by the Borrower in connection with the Revolving Credit Facility, as the same may be amended, supplemented or otherwise modified from time to time.

         "REVOLVING CREDIT FACILITY LOAN DOCUMENTATION": the Revolving Credit Facility Loan Agreement, together with all instruments and other agreements entered into by the Borrower and certain of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.

         "REVOLVING CREDIT FACILITY TERMINATION DATE": The earlier of June 30, 2003 and the date all revolving credit commitments are terminated under the Revolving Credit Facility.

         "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

         "SIGNIFICANT SUBSIDIARY": any Subsidiary of Borrower that is a "significant subsidiary" as that term is defined under Rule 405 of the Securities Act of 1933.

         "SINGLE EMPLOYER PLAN": any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

         "SPIN-OFF": as defined in the recitals to this Agreement.

         "SPIN-OFF DATE": the date, on or before July 31, 2000, upon which the Spin-Off occurs.

         "SPIN-OFF DOCUMENTS" the Separation and Distribution Agreement, Tax Sharing Agreement, Benefits Agreement and Transitional Services Agreement, each as of the date hereof, as amended or modified from time to time, and all agreements between Lender and Borrower with respect to the Spin-Off.

         "SUBSIDIARY": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of




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such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "SUPPLEMENTAL CREDIT FACILITY": the $40,000,000 credit facility to be provided to the Borrower pursuant to the Supplemental Credit Facility Documentation, and any refinancings, renewals, or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof).

         "SUPPLEMENTAL CREDIT FACILITY DOCUMENTATION": the Credit Agreement, dated as of May 26, 2000, entered into by the Borrower in connection with the Supplemental Credit Facility, together with all instruments and other agreements entered into by the Borrower and certain of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.

         "SUPPLEMENTAL CREDIT FACILITY TERMINATION DATE": the Revolving Credit Termination Date as defined in the Supplemental Credit Facility Documentation.

         "UNITED STATES": the United States of America.

         "U.S. DOLLAR EQUIVALENT": on any date with respect to an amount denominated in any currency other than Dollars, the equivalent on such date in Dollars of such amount determined by the Lender by reference to such publicly-available sources as the Lender shall reasonably select.

         "VEHICLE": any motor vehicle used by the Borrower and its Subsidiaries in the ordinary course of their motor vehicle rental businesses.

         "VOTING STOCK": of any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

         "WEST LB": Westdeudsche Landesbank Girozentrale, New York Branch.

         1.2 OTHER DEFINITIONAL PROVISIONS.

                  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                  (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in






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Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  (e) Unless otherwise specified herein or therein, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document, as from time to time amended, supplemented or modified (subject to any restrictions on such amendments, supplements or modifications contained herein).


                                    SECTION 2
                                      LOANS

         2.1 LENDER ACCOMMODATION OBLIGATIONS.

                  (a) As of the Spin-Off Date, the Lender may continue to be subject to one or more Lender Accommodation Obligations.

                  (b) The Borrower may request that the Lender deliver or cause to be delivered, in which event the Lender agrees to deliver, a renewal of its guaranty or other credit support in respect of the GM Letter of Credit until the date which is one year after the Spin-off Date. Lender shall have no obligation whatsoever to deliver such renewal of its guaranty or other credit support in respect of the GM Letter of Credit or any replacement letter of credit therefor after the date which is one year after the Spin-off Date. To the extent that Lender provides its guaranty or other credit support in respect of the GM Letter of Credit or any replacement letter of credit therefor, the same shall be deemed a Lender Accommodation Obligation hereunder.

                  (c) All Lender Accommodation Obligations shall expire no later than the first anniversary of the Spin-Off Date, except for Lender Accommodation Obligations related to the EuroDollar Note, the Mitsubishi Property Leases and the Mitsubishi Fleet Lease. Subject to Section 2.1(b), Lender shall have the right, but not the obligation, to at any time obtain alternative credit support reasonably acceptable to Borrower and in compliance with its outstanding Indebtedness in lieu of any of the Lender Accommodation Obligations; PROVIDED, HOWEVER, that Borrower shall not incur any incremental costs (including as part of costs for such purposes, the Accommodation Fees described in Section 2.2 below) as a result of Lender's efforts






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to obtain such alternative credit support, and that Borrower's obligations under the Continuing Obligations are not materially adversely affected thereby.

         2.2 FEES AND OTHER CHARGES.

                  (a) The Borrower shall pay to Lender the Accommodation Fees in respect of all outstanding Lender Accommodation Obligations in accordance with
SCHEDULE 2.2 hereof, in the amounts and on the dates set forth in SCHEDULE 2.2 hereof (the "Accommodation Fees").

                  (b) In addition to the Accommodation Fees, the Borrower shall pay or reimburse the Lender for such normal and customary costs and expenses as are incurred by the Lender in issuing, negotiating, effecting payment under or amending any Lender Accommodation Obligation after the Spin-off Date.

         2.3 REIMBURSEMENT OBLIGATION OF THE BORROWER; LOANS; EVIDENCE OF DEBT.

                  (a) The Borrower agrees to reimburse the Lender, on demand (subject to the provisions of Section 2.3(b) hereof) on each date on which the Lender notifies the Borrower of the date and amount demanded under any Lender Accommodation Obligation, for the amount (i) so demanded and (ii) except to the extent excluded from the Borrower's payment obligation under Section 2.9, any taxes, levies, imports, duties, fees, charges, deductions, withholdings, and other costs or expenses incurred by the Lender in connection with such payment (the amounts described in the foregoing clauses (i) and (ii), collectively, the "Payment Amount"). The Borrower's obligation to pay the Payment Amount under this Section 2.3(a) shall be a Reimbursement Obligation immediately due and payable hereunder. Each Reimbursement Obligation shall be paid to Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

                  (b) Notwithstanding anything contained in Section 2.3(a) hereof, if any of the Revolving Credit Facility, the Interim Loan Facility or the Supplemental Credit Facility shall be in effect as of the date of Lender's demand for any Payment Amount, the portion of the demanded Payment Amount set forth under Section 2.3(a)(i) shall become a Loan hereunder (with the remaining portion continuing as a Reimbursement Obligation). All Loans shall mature on September 29, 2003 ("Maturity Date"). Borrower shall pay the principal amount of all Loans, plus any accrued and unpaid interest thereon, on the Maturity Date.

                  (c) Interest shall be payable on each Reimbursement Obligation and each Loan from the date of the applicable funding until payment in full at the rate and at such time as set forth in Section 2.7 hereof.

                  (d) The Lender shall maintain an account or accounts evidencing Indebtedness of the Borrower to Lender resulting from each Reimbursement Obligation and each Loan from time to time, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement. The accounts of Lender maintained pursuant to this Section 2.3(d) shall, to the extent permitted by applicable law, be PRIMA FACIE evidence of the existence and amounts of the Obligations of the Borrower therein recorded; provided, HOWEVER, that the failure of the Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) any and all Obligations of the Borrower to the Lender.

                  (e) The Borrower agrees that, upon the request of the Lender, the Borrower will promptly execute and deliver to Lender outside the State of Florida a promissory note of the Borrower evidencing any Loans substantially in the form of EXHIBIT A, with appropriate insertions as to date and principal amount; together with such affidavits of out-of-state execution and delivery as shall be reasonably required by Lender.

                  (f) The Borrower and the Lender shall, substantially simultaneously with the execution and delivery of this Agreement, execute and deliver, to each other and to the lenders of the Interim Loan Facility, the Revolving Credit Facility and the Supplemental Credit Facility, a Subordination Agreement substantially in the form of EXHIBIT B.

         2.4 OBLIGATIONS ABSOLUTE. (a) The Borrower's obligations under this
Section 2 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower may have or have had against Lender, any beneficiary of a Lender Accommodation Obligation or any other Person. The Borrower also agrees with Lender that Lender shall not be responsible for, and the Borrower's Obligations under Section 2 shall not be affected by, among other things, any dispute between or among the Borrower and any beneficiary of any Lender Accommodation Obligation or any other party to which any Lender Accommodation Obligation may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Lender Accommodation Obligation or any such transferee.

                  (b) The Borrower shall indemnify and hold the Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys fees and paralegal fees incurred, whether or not suit be brought, and in all appeals and in all bankruptcy proceedings), which the Lender may suffer or incur in connection with any Lender Accommodation Obligation and any documents relating thereto ("Losses"), except such Losses directly resulting from the gross negligence or wilful misconduct of the Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The Borrower assumes all risks with respect to the acts or omissions of the beneficiary of any Lender Accommodation Obligation. The provisions of this Section 2 shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

         2.5 OPTIONAL PREPAYMENTS. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender and at least one Business Day prior thereto, which notice shall specify the date and amount of such prepayment.

         2.6 MANDATORY PREPAYMENTS.

                  (a) On the 91st day immediately following the occurrence of a Change of Control, the Borrower shall, without notice or demand, immediately prepay all Loans, replace outstanding Lender Accommodation Obligations or cash collateralize such Lender Accommodation Obligations, and cause all Lender Accommodation Obligations to be terminated by the beneficiaries thereof.

                  (b) If the Borrower or any of its Subsidiaries shall receive any Net Proceeds from any Asset Sale (other than Net Proceeds that are permitted to be reinvested in Borrower's business as set forth in Section 6.5 of the Interim Facility Loan Agreement) or from issuance of debt securities or equity securities (other than equity securities that may be issued without prepaying Loans pursuant to Section 2.5(b) of the Interim Facility Loan Agreement), then, to the extent such Net Proceeds are not required to be applied to any amounts owed under the Revolving Credit Facility, the Interim Loan Facility or the Supplemental Credit Facility, such Net Proceeds shall be used to the extent permitted under such Facilities to extinguish or prepay or otherwise cash collateralize the Continuing Obligations for the purpose of obtaining the release of Lender from, or to mitigate the Lender's exposure under, any of its related Lender Accommodation Obligations.

         2.7 INTEREST RATES AND PAYMENT DATES.

                  (a) Each Reimbursement Obligation and each Loan shall bear interest for each day on which it is outstanding at a rate PER ANNUM equal to the lesser of (i) 18% PER ANNUM; and (ii) the highest annual rate permitted by applicable law.

                  (b) If all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue interest amount shall bear interest at a rate PER ANNUM equal to the lesser of (i) 18% PER ANNUM; and (ii) the highest annual rate permitted by applicable law, from the date of such non-payment until such amount is paid in full.

                  (c) Accrued interest hereunder (up to 14% PER ANNUM) shall be payable in arrears quarterly; PROVIDED, HOWEVER, that all interest accruing pursuant to paragraph (b) of this Section 2.7, and all interest accruing pursuant to paragraph (a) of this Section 2.7 on principal that is due but unpaid, shall be due and payable from time to time on demand by the Lender.

                  (d) Accrued interest in excess of 14% PER ANNUM shall be paid by capitalizing such interest quarterly in arrears as additional Loans, which additional Loans shall thereafter bear interest in accordance with this Section 2.7 and be payable on the Maturity Date, with or without demand by the Lender.

         2.8 COMPUTATION OF INTEREST AND FEES. Interest and fees payable pursuant hereto shall be calculated on the basis of a 365-day year (or 366, as the case may be) for the actual days elapsed.

         2.9 TAXES.

                  (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding franchise taxes and taxes imposed on or measured by net income, receipts or capital imposed by reason of any connection between, as applicable, the Lender, any Assignee or Participant or other recipient and the relevant taxing jurisdiction, including, without limitation, a connection arising from such Person being or having been a citizen, domiciliary, or resident of such jurisdiction, being organized in such jurisdiction, or having or having had a permanent establishment or fixed place of business therein, but excluding a connection arising solely from such Person having executed, delivered, performed its obligations or received any payment under this Agreement. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or any Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

                  (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  (d) If the Lender receives a refund or offset in respect of Non-Excluded Taxes or Other Taxes (a "Refund") paid by the Borrower, which in the reasonable judgment of Lender is allocable to such Non-Excluded Taxes or Other Taxes paid by the Borrower, it shall promptly pay such Refund, together with any other amounts paid by the Borrower in connection with such Refunded Taxes or Other Taxes, to the Borrower, net of all out-of-pocket expenses of the Lender incurred in obtaining such Refund, PROVIDED, HOWEVER, that the Borrower agrees to promptly return such Refund to the Lender, as the case may be, if it receives notice from the Lender that Lender is required to repay such Refund.

         2.10 LENDER ACCOMMODATION OBLIGATIONS PAYABLE IN FOREIGN CURRENCIES. Notwithstanding any other provision of this Section 2, in the event that any Lender Accommodation Obligation is payable in any foreign currency, the amount of the Reimbursement Obligation or Loan pursuant to Section 2 in respect of such Lender Accommodation Obligation shall bear interest as provided in Section 2.7 with respect to amounts owing in Dollars; provided, that Lender shall reasonably determine the U.S. Dollar Equivalent of the amount of such Reimbursement Obligation or Loan as of the date it was funded by reference to such publicly available sources as the Lender shall reasonably select, and the Borrower's obligation to repay such Reimbursement or Loan Obligation shall be converted to such U.S. Dollar Equivalent as of the date of such funding.


                                    SECTION 3
                        TERMINATION OF CERTAIN COVENANTS

         3.1 TERMINATION OF CERTAIN COVENANTS. Notwithstanding any other provision of any of the Loan Documents, effective upon the date on which the only remaining outstanding Lender Accommodation Obligations are in respect of the EuroDollar Note, the Mitsubishi Property Leases and the Mitsubishi Fleet Lease, and all other Lender Accommodation Obligations have been paid, satisfied and discharged in full, or have terminated or expired, or have been waived by all of the respective beneficiaries of such Lender Accommodation Obligations, such that the Lender shall have no obligations or liability whatsoever in respect thereof, the covenants of the Borrower set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, and 6.9 of this Agreement shall lapse and terminate, and have no further force nor effect. Except to the extent and under the circumstances set forth in this Section 3.1, all provisions of Section 6 of this Agreement shall remain in full force and effect in accordance with the respective terms thereof.


                                    SECTION 4
                              CONDITIONS PRECEDENT

         4.1 CONDITIONS TO CLOSING DATE. The Closing Date shall be the date on which the following conditions precedent shall have been fulfilled or waived in writing by Lender:

                  (a) LOAN DOCUMENTS. The Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, and (ii) a Note with respect to each Loan made by Lender prior to the Spin-off Date.

                  (b) RELATED AGREEMENTS AND DOCUMENTS. The Lender shall have received, true and correct copies, certified as to authenticity by the Borrower, of (i) Revolving Credit Facility Loan Documentation, (ii) the Interim Facility Loan Documentation, and (iii) the Supplemental Credit Facility Documentation, which shall not be different in any material respect from the forms thereof delivered to the Lender prior to the Closing Date.

                  (c) CONSUMMATION OF SPIN-OFF. The Spin-Off shall have been consummated substantially in accordance with the description thereof set forth in the Form 10 Registration Statement. Lender shall have no obligation whatsoever to cause the Spin-Off to occur; and may determine for any reason or no reason in its sole and absolute discretion not to cause the Spin-Off to occur or to cease efforts to effect the Spin-Off.

                  (d) LEGAL OPINION. The Lender shall have received the legal opinion of Howard Schwartz, general counsel of the Borrower and its Subsidiaries, as to the due authorization, execution and delivery of, and the enforceability of, the Loan Documents, in form and substance reasonably acceptable to Lender. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.


                                    SECTION 5
                              AFFIRMATIVE COVENANTS

         The Borrower hereby agrees that, so long as any Lender Accommodation Obligation remains outstanding or any Loan or other amount is owing to the Lender, the Borrower shall, and shall cause each of its Subsidiaries to:

         5.1 FINANCIAL STATEMENTS. Furnish to each Lender:

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; provided, however, that delivery to Lender of the Borrower's annual reports on Form 10-K as filed timely with and in accordance with the regulations of the SEC shall be deemed to satisfy the requirements of this Section 5.1(a);

                  (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided, however, that delivery to Lender of the Borrower's quarterly reports on Form 10-Q as filed timely with and in accordance with the regulations of the SEC shall be deemed to satisfy the requirements of this Section 5.1(b); and

                  (c) from and after the Closing Date until the Lender Accommodation Obligations with respect to the GM Letter of Credit (or any replacement letter of credit therefor) and the German Credit Facility are terminated or extinguished, as soon as available, but in any event not later than 15 days after the end of each month, the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

         5.2 CERTIFICATES; OTHER INFORMATION. Furnish to the Lender:

                  (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

                  (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate.

                  (c) promptly upon the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Revolving Credit Facility Loan Documentation, the Interim Facility Loan Documentation, the Supplemental Credit Facility Documentation or any documentation underlying any Continuing Obligations;

                  (d) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

                  (e) promptly, notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, has had or could reasonably be expected to result in a Material Adverse Effect;

                  (f) promptly, such additional financial and other information as Lender may from time to time reasonably request.

         5.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

         5.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE, ETC. (a) (i) Preserve, renew and keep in full force and effect its corporate, limited liability company or partnership existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by
Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.5 MAINTENANCE OF PROPERTY; INSURANCE. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

         5.6 INSPECTION OF BOOKS AND RECORDS; DISCUSSIONS. From the Closing Date until satisfaction or termination of all Lender Accommodation Obligations in respect of the GM Letter of Credit and the Geman Credit Facility, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Lender (at the expense of the Lender unless an Event of Default has occurred and is continuing, in which case, at the expense of the Borrower) to examine and make abstracts from any of its books and records, at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, prospects and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (subject to the confidentiality provisions contained in Section 8.14).

         5.7 NOTICES. Promptly give notice to the Lender of:

                  (a) the occurrence of any Default or Event of Default;

                  (b) any (i) default or event of default under any material Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                  (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $5,500,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                  (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan that, in either case could reasonably be expected to result in liability in excess of $5,500,000; and

                  (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

         5.8 FURTHER ASSURANCES. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents.

         5.9 REFINANCING PLAN. If the Borrower identifies additional sources of liquidity which were not identified in the projections delivered to the Agents prior to May 26, 2000, or if the Borrower otherwise generates excess cash from its operations, in each case prior to October 4, 2000, which individually or together provide the Borrower with cash and other liquidity which a majority of the disinterested members of Borrower's Board of Directors, in the good faith exercise of their reasonable business judgment, determine is more than sufficient to allow Borrower to operate in the ordinary course of business, then Borrower shall apply such excess cash or liquidity (including by borrowing up to $60 million under the Revolving Credit Facility, or as much thereof as Borrower may borrow without borrowing under the Supplemental Credit Facility) to cash collateralize the GM Letter of Credit or any replacement letter of credit therefor or the underlying obligations supported by the GM Letter of Credit such that the Lender Accommodation Obligations with respect to the GM Letter of Credit or any replacement letter of credit therefor can be terminated (the "Re-Financing Plan"). Borrower shall provide written reports to Lender at the end of each month, following the Spin-Off, with respect to its efforts and progress in obtaining and closing the Re-Financing Plan.

                                    SECTION 6
                               NEGATIVE COVENANTS

         The Borrower hereby agrees that, so long as any Extension of Credit remains outstanding or any other amount is owing to the Lender hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (provided that nothing contained herein shall limit the ability of the Borrower and its subsidiaries to enter into and consummate the Spin-Off and transactions that are set forth in or permitted by the Spin-Off Documents, and that, for the purposes of this Section 6, the term "Indebtedness" shall have the definition of such term under the Interim Facility Loan Agreement):

         6.1 LIMITATION ON INDEBTEDNESS. Create, incur or assume any Indebtedness, to the extent that such Indebtedness would contravene any covenant in the Interim Facility Loan Documentation. Borrower and its subsidiaries shall not incur Indebtedness under the Revolving Credit Facility, the Interim Loan Facility and the Supplemental Credit Facility in the aggregate principal amount in excess of $400,000,000 plus any PIK Interest Amount.

         6.2 LIMITATION ON LIENS. Create, or cause to exist any consensual Lien upon any of its Property, whether now owned or hereafter acquired, except for Liens permitted under the Interim Facility Loan Documentation.

         6.3 LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of any of its Property or business, (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except as permitted under the Interim Facility Loan Documentation.

         6.4 LIMITATION ON DISPOSITION OF SUBSIDIARY. Issue or sell any shares of any Subsidiary's Capital Stock to any Person, except as permitted under the Interim Facility Loan Documentation.

         6.5 LIMITATION ON RESTRICTED PAYMENTS. Declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, "Restricted Payments"), except as permitted by the Revolving Credit Facility Loan Documentation or the Interim Facility Loan Documentation.

         6.6 LIMITATION ON INVESTMENTS. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except as permitted by the Interim Facility Loan Documentation.

         6.7 LIMITATION ON TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate except, in any case under this Section 6.7, as permitted by the Interim Facility Loan Documentation.

         6.8 LIMITATION ON RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS. Create or cause to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make loans or advances to the Borrower or any other Subsidiary or (c) transfer any of its properties or assets to the Borrower or any other Subsidiary, except in each case as permitted by the Interim Facility Loan Documentation.

         6.9 LIMITATION ON LINES OF BUSINESS. Engage in any business, either directly or through any Subsidiary, except as permitted under the Interim Facility Loan Documentation.


                                    SECTION 7
                                EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing:

                  (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, in each case within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

                  (b) The Borrower shall default (other than as provided in paragraph (a) of this Section 7) in the observance or performance of any agreement contained in this Agreement or any other Loan Document to the extent such agreement is in effect as of such time, and such other default (except under Section 5.7(a)) shall continue unremedied for a period of 45 days after written notice to the Borrower by the Lender; or

                  (c) The Borrower or any of its Subsidiaries shall default in the payment of or with respect to, or the observance or performance of any agreement or condition relating to, any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, which default has resulted in such Indebtedness being declared due prior to its stated maturity, except to the extent such default is rescinded; provided, that a default, event or condition described in this paragraph (c) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in this paragraph (c) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000 ($25,000,000 after the first anniversary of this Agreement); or

                  (d) (i) The Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (e) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, reasonably be expected to have a Material Adverse Effect; or

                  (f) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance) of $10,000,000 ($25,000,000 after the first anniversary of this Agreement) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all Accommodation Obligation Amounts, whether or not the beneficiaries of the then outstanding Lender Accommodation Obligations shall have made demand therefore) shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender, may, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all Accommodation Obligation Amounts, whether or not the beneficiaries of the then outstanding Lender Accommodation Obligations shall have made demand therefore) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

                                    SECTION 8
                                  MISCELLANEOUS

         8.1 AMENDMENTS AND WAIVERS. (a) Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in pursuant to written agreement signed by both Lender and Borrower.

                  (b) Notwithstanding anything to the contrary provided in this provision or elsewhere in this Agreement, the Lender agrees that, to the extent
Section 5, 6 or 7 of the Interim Facility Loan Agreement (and/or related definitions) is amended, modified or deleted, and/or compliance with the Interim Facility Loan Agreement is waived pursuant to and in accordance with the provisions of the Interim Facility Loan Agreement, and copies of any such amendment, modification or waiver are delivered to the Lender promptly after the execution thereof, then Section 5, 6 or 7 hereof (and/or related definitions), as the case may be, shall be deemed respectively so amended, modified or deleted, and/or compliance with such sections shall be deemed so waived, in the same manner and to the same extent as the provision is amended, modified or deleted, or compliance waived, by the parties to the Interim Facility Loan Agreement (even if the wording in Sections 5, 6 and 7 of those Agreements differ in form, but not in substance, before such amendment modification, deletion or waiver). In the event of the final termination of the Interim Facility Loan Agreement, then, at such time, all references in this Agreement and the other Loan Documents to the "Interim Facility Loan Agreement" or the "Interim Facility Loan Documentation" in Sections 1 (other than in the definitions of those terms in this Agreement), 2, 6, and this Section 8.1(b) (other than this sentence) shall be deemed to refer instead to the "Revolving Credit Facility Loan Agreement" or the "Revolving Credit Facility Loan Documentation," respectively (with appropriate changes in the numbering of section references within the respective documents). The Lender and the Borrower shall sign any and all amendments, modifications and/or waivers necessary in order to effectuate the preceding sentence.

         8.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered, or, in the case of telecopy notice, when received, addressed, as follows:

The Borrower:                    ANC Rental Corporation
                                 200 South Andrews Avenue
                                 Fort Lauderdale, Florida 33301
                                 Attention:  Lee Wilson
                                 Telecopy:  954-320-4530


The Lender:                      AutoNation, Inc.
                                 110 S.E. 6th Street, 20th Floor
                                 Ft. Lauderdale, Florida 33301
                                 Attn: Marc Bourhis
                                 Telecopy: 954-769-4521


         8.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

         8.5 PAYMENT OF EXPENSES. The Borrower agrees (a) to pay or reimburse the Lender for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel to the Lender (rates from time to time of New York counsel to the Borrower being deemed reasonable rates), whether or not suit be brought, and in all appeals and bankruptcy proceedings, (b) to pay, indemnify, or reimburse the Lender for, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (c) to pay, indemnify or reimburse the Lender, its respective affiliates, and its respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an "Indemnitee") for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"); PROVIDED, HOWEVER, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons, or in connection with the Lender Accommodation Obligations, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the address of the Borrower set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Lender. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

         8.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender, which shall not be unreasonably withheld.

                  (b) The Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to the Lender, or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of a participating interest to a Participant, the Lender's obligations under this Agreement to the Borrower shall remain unchanged, Lender shall remain solely responsible for its performance of this Agreement, the Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each

Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this Agreement; PROVIDED, HOWEVER, that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lender and any other Participant or Assignee the proceeds thereof as provided in Section 8.7 fully as if such Participant were the Lender hereunder.

                  (c) The Lender may, in accordance with applicable law, at any time and from time to time, assign to any Affiliate of the Lender, to any bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement without the consent of the Borrower; PROVIDED, however, that no such assignment to an Assignee shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of the Lender's interests under this Agreement), unless otherwise agreed by the Borrower. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to any assignment and acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in any such assignment and acceptance, have the rights and obligations of the Lender hereunder, and (y) the Lender shall, to the extent provided in such assignment and acceptance, be released from its obligations under this Agreement (and, in the case of an assignment and acceptance covering all of an Assignor's rights and obligations under this Agreement, the Lender shall cease to be a party hereto except as to Section 8.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section 8.6(c), the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.

                  (d) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 8.6(c) concerning assignments of Loans relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by the Lender of any Loan or Note.

         8.7 SET-OFF.

                  (a) Subsequent to any partial assignment hereunder, if the Lender shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(d), or otherwise), in a greater proportion than any such payment to or collateral received by the Assignee, if any, in respect of such Assignee's Obligations, the Lender shall purchase for cash from the Assignee a participating interest in such portion of each Assignee's Obligations, or shall provide the Assignees with the benefits of any such collateral, as shall be necessary to cause the Lender to share the excess payment or benefits of such collateral ratably with each of the Assignees; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from the

Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                  (b) In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and any other Lender after any such set-off and application made by such Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application.

         8.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

         8.9 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.10 INTEGRATION. This Agreement and the other Loan Documents represent the entire agreement of the Borrower and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         8.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         8.12 SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

                  (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Florida, the courts of the United States of America for the Southern District of Florida, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 8.2 or at such other address of which the Lender shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

         8.13 ACKNOWLEDGMENTS. The Borrower hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) Lender has no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower and the Lender.

         8.14 CONFIDENTIALITY. The Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; PROVIDED, HOWEVER, that nothing herein shall prevent the Lender from disclosing any such information (a) to any Participant or Assignee (each, a "Transferee") or prospective Transferee that agrees to comply with the provisions of this Section 8.14, (b) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (c) to any agent, manager or advisor and their advisors in connection with any proposed debt or equity financing of the Lender or to any existing creditor of the Lender (so long as such parties agree to be bound by the provisions of this Section 8.14), (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Section 8.14, (h) to any nationally recognized rating agency that requires access to information about the Lender investment portfolio in connection with ratings issued with respect to the Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

         8.15 USURY. The Lender does not intend to violate any applicable usury laws. Accordingly, all agreements between the Borrower and the Lender are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the unpaid Loans hereof, or otherwise, shall the amount paid or agreed to be paid to the Lender for the use, forbearance or detention of the money to be advanced hereunder (including all interest hereunder and under the Notes, and the aggregate of all other amounts taken, reserved or charged pursuant to the Loan Documents, which, under applicable laws is or may be deemed to be interest) exceed the maximum rate allowed by applicable law. If, from any circumstances whatsoever, fulfillment of any obligation of the Loan Documents, at the time performance of such obligation shall be due, shall cause the effective rate of interest upon the sums evidenced hereby to exceed the maximum rate of interest allowed by applicable law, then, the obligation to be fulfilled shall be reduced automatically to the extent necessary to prevent that effective rate of interest from exceeding the maximum rate allowable under applicable law, and to the extent that the Lender shall receive any sum which would constitute excessive interest, such sum shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal, the excess shall be refunded to the Borrower.

         8.16 WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                        (SIGNATURES APPEAR ON NEXT PAGE)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                       ANC RENTAL CORPORATION, as Borrower



                                       By:  /s/ Leland F. Wilson
                                            ------------------------------
                                            Name:  Leland F. Wilson
                                            Title:



                                       AUTONATION, INC., as Lender



                                       By:  /s/ Marc L. Bourhis
                                            ------------------------------
                                            Name:  Marc L. Bourhis
                                            Title: